Exhibit 99.2
Velo 3D Announces Pricing of $12 Million Public Offering
FREMONT, Calif., April 10, 2024 —(BUSINESS WIRE)—Velo3D, Inc. (NYSE: VLD) (the “Company”), a leading additive manufacturing technology company for mission-critical metal parts, today announced the pricing of its previously announced “reasonable best efforts” public offering of 34,285,715 shares of common stock and warrants to purchase up to 34,285,715 shares of common stock. The securities were sold to new and existing institutional investors at an offering price of $0.35 per share and accompanying warrant for aggregate gross proceeds of approximately $12 million, before deducting placement agent fees and other offering expenses. The warrants are immediately exercisable at an exercise price of $0.35 per share` and expire five years after the date of issuance.
The closing of the offering is expected to occur on or about April 12, 2024, subject to the satisfaction of customary closing conditions. The Company intends to use the net proceeds from this offering primarily for funding working capital and capital expenditures and other general corporate purposes, including repayment of the Company’s senior secured notes due 2026 and other permitted indebtedness.
A.G.P./Alliance Global Partners is acting as the sole placement agent for the offering on a reasonable best-efforts basis.
This offering is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-268346) previously filed with the U.S. Securities and Exchange Commission (the “SEC”), which was declared effective by the SEC on November 21, 2022. The preliminary prospectus supplement and accompanying base prospectus were previously filed with the SEC, and the final prospectus supplement and accompanying prospectus will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the prospectus supplement may be obtained, when available, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Velo3D:
Velo3D is a metal 3D printing technology company. 3D printing—also known as additive manufacturing (AM)—has a unique ability to improve the way high-value metal parts are built. However, legacy metal AM has been greatly limited in its capabilities since its invention almost 30 years ago. This has prevented the technology from being used to create the most valuable and impactful parts, restricting its use to specific niches where the limitations were acceptable.
Velo3D has overcome these limitations so engineers can design and print the parts they want. The company’s solution unlocks a wide breadth of design freedom and enables customers in space exploration, aviation, power generation, energy, and semiconductor to innovate the future in their respective industries. Using Velo3D, these customers can now build mission-critical metal parts that were previously impossible to manufacture. The fully integrated solution includes the Flow print preparation software, the Sapphire family of printers, and the Assure quality control system—all of which are powered by Velo3D’s Intelligent Fusion manufacturing process. The company delivered its first Sapphire system in 2018 and has been a strategic partner to innovators such as SpaceX, Honeywell, Honda, Chromalloy, and Lam Research.

VELO, VELO3D, SAPPHIRE and INTELLIGENT FUSION, are registered trademarks of Velo3D, Inc.; and WITHOUT COMPROMISE, FLOW and ASSURE are trademarks of Velo3D, Inc. All Rights Reserved © Velo3D, Inc.
Forward-Looking Statements:
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1996. The Company’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect”, “estimate”, “project”, “budget”, “forecast”, “anticipate”, “intend”, “plan”, “may”, “will”, “could”, “should”, “believes”, “predicts”, “potential”, “continue”, and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, statements regarding the timing, size and expected gross proceeds of the offering, the satisfaction of customary closing conditions related to the offering and sale of securities, the Company’s ability to complete the offering, the use of proceeds from the offering and the Company’s other expectations, hopes, beliefs, intentions, or strategies for the future. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “Form 10-K”), which was filed by the Company with the SEC on April 3, 2024 and the other documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Most of these factors are outside the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the inability of the Company to execute its business plan, which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its key employees; (2) the period over which the Company anticipates its existing cash and cash equivalents will be sufficient to fund its operating expenses and capital expenditure requirements and the Company’s ability to continue as a going concern; (3) the Company’s ability to service and comply with its indebtedness; (4) the Company’s ability to satisfy New York Stock Exchange Listing rules; (5) changes in the applicable laws or regulations; (6) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; (7) the lingering effects of the global COVID-19 pandemic; and (8) other risks and uncertainties indicated from time to time described under the “Risk Factors” sections included in the Company’s Form 10-K, the preliminary prospectus supplement for the offering and in the Company’s other filings with the SEC. The Company cautions that the foregoing list of factors is not exclusive and not to place undue reliance upon any forward-looking statements, including projections, which speak only as of the date made. The Company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.
Velo, Velo3D, Sapphire, and Intelligent Fusion, are registered trademarks of Velo3D, Inc. Without Compromise, Flow and Assure, are trademarks of Velo3D, Inc.
All Rights Reserved © Velo3D, Inc.

Contacts
Media Contact:
Dan Sorensen, Senior Director of Public Relations
press@velo3d.com
Investor Relations:
Bob Okunski, VP Investor Relations
investors@velo3d.com